Exhibit 99.1

      New York Stock Exchange Accepts Tasty Baking Company's Business Plan


     PHILADELPHIA--(BUSINESS WIRE)--Sept. 27, 2005--Tasty Baking Company (NYSE:TBC) today announced that the New York Stock Exchange ("NYSE") has notified the company of its acceptance of the company's business plan for continued listing on the NYSE. The submitted business plan outlines how the company intends to achieve compliance with the NYSE's recently increased continued listing criteria. As a result of its acceptance, the company's common stock will continue to be listed on the NYSE, pending quarterly reviews by the NYSE's Listing and Compliance Committee for progress against its business plan.

     As previously disclosed in a press release and Form 8-K dated July 28, 2005, the NYSE announced in June 2005 that it increased certain continued listing criteria, including increased requirements for market capitalization and shareholders' equity. Specifically, a company is considered "below criteria" if its average global market capitalization is less than $75 million over a consecutive 30 trading-day period and, at the same time, its stockholders' equity is less than $75 million. Based on an initial assessment period ended July 29, 2005, Tasty Baking Company received notice from the NYSE on August 1, 2005, that the company was below this particular increased continued listing standard, as disclosed on the company's Form 8-K dated August 4, 2005. The company submitted its business plan to the NYSE on September 15, 2005.

    ABOUT TASTY BAKING COMPANY

     Tasty Baking Company (NYSE:TBC), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country's leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company's website or by calling 1-800-33-TASTY.

     "Safe Harbor Statement" Under the Private Securities Litigation Reform Act of 1995

     Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially. There are a number of factors that may cause actual results to differ from these forward-looking statements, including general economic and business conditions. Other risks and uncertainties that may materially affect the company are provided in the company's annual reports to shareholders and the company's periodic reports filed with the Securities and Exchange Commission from time to time, including reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors.


    CONTACT: Tasty Baking Company
             Mary C. Borneman, 215-221-8537
             mary.borneman@tastykake.com
                 or
             David S. Marberger, 215-221-8500